Exhibit 4.1

ASCENT SOLAR TECHNOLOGIES, INC.

2008 RESTRICTED STOCK PLAN

1.   Purposes of the Plan.     The purposes of this 2008 Restricted Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to Eligible Employees, Consultants and Directors, and to promote the success of the Company’s business.

2.   Definitions.     As used herein, the following definitions shall apply:

a.                       “ Applicable Law ” means the legal requirements relating to the administration of the Plan under applicable federal, state, local and foreign corporate, tax and securities laws, and the rules and requirements of any stock exchange or quotation system on which the Common Stock is listed or quoted.

b.                      “ Award ” means an award of Covered Shares to a Grantee pursuant to Section 5 of the Plan.

c.                       “ Award Agreement ” means the agreement, notice and/or terms or conditions by which an Award is evidenced, documented in such form (including by electronic communication) as may be approved by the Committee.

d.                      “ Board ” means the Board of Directors of the Company.

e.                       “ Change in Control ” means the happening of any of the following:

i.                                          any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, possesses more than 50 percent of the total fair market value or total voting power of the stock of the Company; provided, however, that if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a Change in Control. Notwithstanding the foregoing, an increase in the percentage of stock of the Company owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock of the Company for purposes of this subsection (i);

ii.                                       during any period of 12 consecutive months, individuals who at the beginning of such period constituted the Board (together with any new or replacement directors whose election by the Board, or whose nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

iii.                                    any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by the person or persons) assets from the Company, outside of the ordinary course of business, that have a gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding anything to the contrary in this Agreement, the following shall not be treated as a Change in Control under this subsection (iii): (A) a transfer of assets from the Company to a shareholder of the Company (determined immediately before the asset transfer); (B) a transfer of assets from the Company to an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a transfer of assets from the Company to a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or (D) a transfer of assets from the Company to an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii)(C) above.

f.                         “ Code ” means the Internal Revenue Code of 1986, as amended.

g.                      “ Committee ” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

h.                      “ Common Stock ” means the Common Stock, $0.0001 par value, of the Company.

i.                          “ Company ” means Ascent Solar Technologies, Inc., a Delaware corporation.

j.                          “ Consultant ” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity

k.                       “ Covered Share ” means a Share that is subject to an Award.

l.                          “ Date of Grant ” means the date on which the Committee makes the determination granting the Award, or such other later date as is determined by the Committee.

m.                    “ Date of Termination ” means the date on which a Grantee’s employment or service as a Director, whichever is applicable, terminates.

n.                      “ Director ” means a member of the Board.

o.                      “ Eligible Employee ” means any person who is employed by the Company or any Parent or Subsidiary of the Company.

p.                      “ Exchange Act ” means the Securities Exchange Act of 1934, as amended.

q.                      “ Fair Market Value ” means, as of any date, the value of Common Stock determined as follows:

i.                                         If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Market or The Nasdaq Capital Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

ii.                                      If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

iii.                                   In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee.

r.                         “ Grantee ” means an individual to whom an Award has been granted.

s.                       “ Officer ” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

t.                         “ Parent ” means a corporation, whether now or hereafter existing, in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company holds at least 50 percent of the voting shares of one of the other corporations in such chain.

u.                      “ Plan ” means this 2008 Ascent Solar Technologies, Inc. Restricted Stock Plan, as it may be amended from time to time.

v.                      “ Rule 16b-3 ” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

w.                    “ Section 16(b) ” means Section 16(b) of the Exchange Act.

x.                        “ Share ” means a share of the Common Stock, as adjusted in accordance with Section 7 of the Plan.

y.                      “ Subsidiary ” means a corporation, domestic or foreign, of which not less than 50 percent of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

3.   Shares Subject to the Plan.     Subject to the provisions of Section 7 of the Plan and except as otherwise provided in this Section 3, the maximum aggregate number of Shares that may be subject to Awards is initially 750,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock. If an Award expires without having been vested in full the remaining Shares that were subject to the Award shall become available for future Awards under the Plan (unless the Plan has terminated). The Board may from time to time determine the appropriate methodology for calculating the number of Shares issued pursuant to the Plan. No more than 200,000 Shares may be granted pursuant to Awards to an individual Grantee in any calendar year.

4.	Administration of the Plan.

a.	Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Grantees.

i.

Section 162(m) .    To the extent that the Committee determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

ii.

Rule 16b-3 .    To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

iii.	Other Administration . Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

iv.	Binding Effect . The Committee’s decisions, determinations and interpretations shall be final and binding on all Grantees and any other holders of Awards.

b.	Subject to the provisions of the Plan, the Committee shall have the authority, in its sole and absolute discretion:

i.	to determine the Fair Market Value of the Common Stock, in accordance with Section 2(p) of the Plan;

ii.	to select the Eligible Employees, Consultants and Directors to whom Awards will be granted under the Plan;

iii.	to determine whether, when, to what extent and in what amounts Awards are granted under the Plan;

iv.	to determine the number of Shares to be covered by each Award granted under the Plan;

v.	to determine the forms of Award Agreements, which need not be the same for each grant or for each Grantee, for use under the Plan;

vi.

to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted under the Plan. Such terms and conditions, which need not be the same for each grant or for each Grantee, include, but are not limited to, any waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee shall determine;

vii.	to construe and interpret the terms of the Plan and Awards;

viii.

to prescribe, amend and rescind rules and regulations relating to the Plan, including, without limiting the generality of the foregoing, rules and regulations relating to the operation and administration of the Plan to accommodate the specific requirements of local and foreign laws and procedures;

ix.	to modify or amend each Award (subject to Section 9 of the Plan);

x.	to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Committee;

xi.	to determine the terms and restrictions applicable to Awards;

xii.	to provide any notice or other communication required or permitted by the Plan in either written or electronic form; and

xiii.	to make all other determinations deemed necessary or advisable for administering the Plan.

5.                    Eligibility and General Conditions of Awards.

a.          Eligibility.     Awards may be granted to Eligible Employees, Consultants and Directors. If otherwise eligible, an Eligible Employee, Consultant or Director who has been granted an Award may be granted additional Awards.

b.         Committee Action.     The Committee acting in its sole and absolute discretion shall have the right to grant Awards to Eligible Employees, Consultants and Directors under the Plan from time to time. Subject to the terms of the Plan, the Committee may grant Awards to any Eligible Employee, Consultant or Director, in such amount and upon such terms and conditions as shall be determined by the Committee in its sole and absolute discretion. Each Award shall be evidenced by an Award Agreement, and to the extent not set forth in the Plan, the terms and conditions of each Award, which need not be the same for each grant or for each Grantee, shall be set forth in an Award Agreement. Each Award Agreement shall set forth the conditions, if any, under which the Grantee’s interest in the Covered Shares will be forfeited.

c.          Forfeiture Conditions.     The Committee may make each grant of an Award (if, when and to the extent that the grant becomes effective) subject to one, or more than one, objective employment, performance or other forfeiture condition which the Committee acting in its sole and absolute discretion deems appropriate under the circumstances for Eligible Employees, Consultants or Directors generally or for a Grantee in particular, and the related Award Agreement shall set forth each such condition and the deadline for satisfying each such forfeiture condition. A Grantee’s nonforfeitable and vested interest in the Covered Shares shall depend on the extent to which each such condition is timely satisfied. Unless otherwise provided in the Award Agreement, the Covered Shares shall vest in a series of three (3) successive equal annual installments over the three (3)-year period measured from the Date of Grant. A Share certificate shall be issued (subject to the conditions, if any, described in this Section 5) to, or for the benefit of, the Grantee with respect to the number of Covered Shares for which a grant has become effective as soon as practicable after the Date of Grant.

d.         Code Section 162(m) Provisions.

i.                                          Notwithstanding any other provision of the Plan, if the Compensation Committee of the Board (the “Compensation Committee”) determines at the time an Award is granted to an Eligible Employee, Consultant or Director that such Eligible Employee, Consultant or Director is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Award, a “covered employee” within the meaning of Section 162(m)(3) of the Code, and to the extent the Compensation Committee considers it desirable for compensation delivered pursuant to such Award to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, then the Compensation Committee may provide that this Section 5(d) is applicable to such Award under such terms as the Compensation Committee shall determine.

ii.                                       If an Award is subject to this Section 5(d), then the lapsing of restrictions thereon and the distribution of Covered Shares pursuant thereto, as applicable, shall be subject to satisfaction of one, or more than one, objective performance targets. The Compensation Committee shall determine the performance targets that will be applied with respect to each Award subject to this Section 5(d) at the time of grant, but in no event later than 90 days after the commencement of the period of service to which the performance target(s) relate. The performance criteria applicable to Awards subject to this Section 5(d) will be one or more of the following criteria: (A) stock price; (B) market share; (C) sales; (D) earnings per share, core earnings per share or variations thereof; (E) return on equity; (F) costs; (G) revenue; (H) cash to cash cycle; (I) days payables outstanding; (J) days of supply; (K) days sales outstanding; (L) cash flow; (M) operating income; (N) profit after tax; (O) profit before tax; (P) return on assets; (Q) return on sales; (R) inventory turns; (S) invested capital; (T) net operating profit after tax; (U) return on invested capital; (V) total shareholder return; (W) earnings; (X) return on equity or average shareowners’ equity; (Y) total shareowner return; (Z) return on capital; (AA) return on investment; (BB) income or net income; (CC) operating income or net operating income; (DD) operating profit or net operating profit; (EE) operating margin; (FF) return on operating revenue; (GG) contract awards or backlog; (HH) overhead or other expense reduction; (II) growth in shareowner value relative to the moving average of the S&P 500 Index or a peer group index; (JJ) credit rating; (KK) strategic plan development and implementation; (LL) net cash provided by operating activities; (MM) gross margin; (NN) economic value added; (OO) customer satisfaction; (PP) financial return ratios; (QQ) market performance; (RR) production capacity; (SS) production volume; (TT) achievement of photovoltaic conversion efficiency; (UU) production yields; (VV) EBITDA; (WW) EBIT; (XX) market capitalization; (YY) liquidity; (ZZ) strategic partnerships; (AAA) production agreements and relationships; and (BBB) product certifications.

iii.                                    Notwithstanding any contrary provision of the Plan, the Compensation Committee may not increase the number of shares granted pursuant to any Award subject to this Section 5(d), nor may it waive the achievement of any performance target established pursuant to this Section 5(d).

iv.                                   Prior to the payment of any Award subject to this Section 5(d), the Compensation Committee shall certify in writing that the performance target(s) applicable to such Award was met.

v.                                      The Compensation Committee shall have the power to impose such other restrictions on Awards subject to this Section 5(d) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Code section 162(m)(4)(C) of the Code, the regulations promulgated thereunder, and any successors thereto.

e.     Dividends and Voting Rights.     Unless otherwise provided in the Award Agreement, the Grantee shall have the right to receive any cash dividends which are paid with respect to any of his or her Covered Shares after the Date of Grant and before the first day that the Grantee’s interest in such Covered Shares is forfeited or becomes nonforfeitable and vested. If an Award Agreement provides that a Grantee has no right to receive a cash dividend when paid, such Award Agreement may set forth the conditions, if any, under which the Grantee will be eligible to receive one, or more than one, payment in the future to compensate the Grantee for the fact that he or she had no right to receive any cash dividends on his or her Covered Shares when such dividends were paid. If an Award Agreement calls for any such payments to be made, the Company shall make such payments from the Company’s general assets, and the Grantee shall be no more than a general and unsecured creditor of the Company with respect to such payments. If a stock dividend is declared on such a Covered Share after the grant is effective but before the Grantee’s interest in such Covered Share has been forfeited or has become nonforfeitable and vested, such stock dividend shall be treated as part of the grant of the Covered Shares, and a Grantee’s interest in such stock dividend shall be forfeited or shall become nonforfeitable and vested at the same time as the Share with respect to which the stock dividend was paid is forfeited or becomes nonforfeitable and vested. If a dividend is paid other than in cash or stock, the disposition of such dividend shall be made in accordance with such rules as the Committee shall adopt with respect to each such dividend. Unless otherwise provided in the Award Agreement, the Grantee shall have the right to vote the Covered Shares related to his or her Award after the Date of Grant of such Covered Shares but before his or her interest in such Covered Shares has been forfeited or has become nonforfeitable and vested.

f.     Satisfaction of Forfeiture Conditions.     A Covered Share shall cease to be restricted at such time as a Grantee’s interest in such Covered Share becomes nonforfeitable and vested in accordance with the terms of the Plan and the Award Agreement, and the certificate representing such share shall be reissued as soon as practicable thereafter and shall be transferred to the Grantee.

g.     Termination of Employment or Service as a Director.     In the event that a Grantee’s employment or service as a Director terminates for any reason, then, unless otherwise provided by the Award Agreement, and subject to Section 7 of the Plan:

i.                                        With respect to the portion of an Award that is forfeitable immediately before the Date of Termination, the Covered Shares shall thereupon automatically be forfeited; and

ii.                                     With respect to the portion of an Award that is nonforfeitable and vested immediately before the Date of Termination, the Covered Shares shall promptly be settled by delivery to the Grantee (or the Grantee’s beneficiary, in the event of the death of the Grantee) of a number of unrestricted Shares equal to the aggregate number of the Grantee’s nonforfeitable and vested Covered Shares.

h.     Nontransferability of Awards.     Until such time as it becomes nonforfeitable and vested in accordance with the terms of the Plan and the Award Agreement, no Award, no right under any Award, and no Covered Shares may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee otherwise than by will or by the laws of descent and distribution or to the Company, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

i.     Escrow of Covered Shares.     Any certificates representing the Covered Shares issued under the Plan shall be issued in the Grantee’s name, but, if the applicable Award Agreement so provides, the Covered Shares will be held by a custodian designated by the Committee (the “Custodian”). Each applicable Award Agreement providing for the transfer of Covered Shares to the Custodian shall appoint the Custodian as attorney-in-fact for the Grantee for the term specified in the applicable Award Agreement, with full power and authority in the Grantee’s name, place and stead to transfer, assign and convey to the Company any Covered Shares held by the Custodian for such Grantee, if the Grantee forfeits the Covered Shares under the terms of the applicable Award Agreement. During the period that the Custodian holds the shares subject to this Section 5(i), the Grantee will be entitled to all rights, except as otherwise provided in the Plan or the applicable Award Agreement, applicable to Shares not so held.

j.     Other Restrictions.     The Committee shall impose such other restrictions on any Award as it may deem advisable including, without limitation, restrictions under Applicable Law. The Committee may also require that Grantees make cash payments at the time of grant or upon lapsing of restrictions. An Award shall not be granted and Shares shall not be issued pursuant to an Award unless the grant of such Award and the issuance and delivery of such Shares shall comply with all relevant provisions of Applicable Law, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Any certificate issued to evidence Covered Shares may bear such legends and statements, and shall be subject to such transfer restrictions, as the Committee deems advisable to assure compliance with Applicable Law and the requirements of this Section 5(j). As a condition to the issuance of Shares under this Plan, the Committee may require the Grantee to represent and warrant that the Shares will be held for investment and not with a view of resale or distribution to the public. No Shares may not be issued under this Plan until the Company has obtained the consent or approval of every regulatory body, federal or state, having jurisdiction over such matters as the Board deems advisable. Each person who acquires the right to ownership of Shares by bequest or inheritance may be required by the Committee to furnish reasonable evidence of such right of ownership. In addition, the Board may require such consents and releases of taxing authorities as the Board deems advisable. Additionally, as a condition to the issuance of shares under this Plan, the Grantee shall be required to become a party to the then-current version of any shareholder agreement that is in effect among the holders of a majority of the Company’s equity securities.

k.     Certificate Legend.     In addition to any legends placed on certificates pursuant to Section 5(j) above, each certificate representing Covered Shares shall bear the following legend:

The sale or other transfer of the Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Ascent Solar Technologies, Inc. Restricted Stock Plan, as amended, and in a Restricted Stock Agreement dated                        . A copy of the Plan and the Restricted Stock Agreement may be obtained from the Chief Financial Officer of Ascent Solar Technologies, Inc.

l.     Removal of Restrictions.     Covered Shares shall become freely transferable by the Grantee after they become nonforfeitable and vested. Once the Covered Shares are released from the forfeiture restrictions, the Grantee shall be entitled to have the legend required by Section 5(k) above removed from the Grantee’s Share certificate.

6.   Tax Withholding.     Upon each vesting event, the Grantee must satisfy the federal, state, local or foreign income and social insurance withholding taxes imposed by reason of the vesting of the Covered Shares. Upon grant of an Award, the Grantee shall make an election with respect to the method of satisfaction of such tax withholding obligation in accordance with procedures established by the Administrator. Unless the Grantee delivers to the Company or its designee within five (5) days after the occurrence of the vesting event specified in Section 2 or Section 3 above a certified check payable in the amount of all tax withholding obligations imposed on the Grantee and the Company by reason of the vesting of the Covered Shares, the Grantee’s actual number of vested Covered Shares shall be reduced by the smallest number of whole Shares which, when multiplied by the Fair Market Value of the Common Stock on the vesting date, is sufficient to satisfy the amount of such tax withholding obligations.

7.   Adjustments Upon Changes in Capitalization or Change of Control.

        a.     Changes in Capitalization.     Subject to any required action by the shareholders of the Company, the number of Covered Shares, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Covered Shares.

        b.     Change in Control.     Unless otherwise provided in the Award Agreement, in the event of a Change in Control, then, as to each Grantee, 50 percent of any Covered Shares that have not yet been forfeited and that are not yet nonforfeitable and vested at the time such Change in Control is determined to have occurred shall become nonforfeitable and vested immediately before such Change in Control is determined to have occurred. Notwithstanding the foregoing and anything else in this Plan, and unless otherwise provided in the Award Agreement, if the employment of a Grantee is terminated by the Company or its successor in connection with a Change in Control (as determined in the sole and absolute discretion of the Committee), then all of such Grantee’s Covered Shares that have not yet been forfeited and are not yet nonforfeitable and vested at termination of employment shall become nonforfeitable and vested upon termination of employment.

c.     Dissolution or Liquidation ..    Unless otherwise provided in the Award Agreement, in the event of the dissolution or liquidation of the Company, then immediately before such dissolution or liquidation, any Covered Shares that are not yet nonforfeitable and vested shall become nonforfeitable and vested.

8.     Term of Plan.     The Plan shall become effective upon its approval by the shareholders of the Company within 12 months after the earlier of the date of its adoption by the Board or the date of its approval by the shareholders. Such shareholder approval shall be obtained in the manner and to the degree required under applicable federal and state law. The Plan shall continue in effect until the tenth anniversary of adoption of the Plan by the Board, unless terminated earlier under Section 9 of the Plan.

9.     Amendment and Termination of the Plan.

        a.     Amendment and Termination.     The Board may at any time amend, alter, suspend or terminate the Plan.

        b.     Shareholder Approval.     The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Law. Such shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the Applicable Law.

        c.     Effect of Amendment or Termination.     No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Grantee, unless mutually agreed otherwise between the Grantee and the Committee, which agreement must be in writing and signed by the Grantee and the Company.

10.     Liability of Company.

        a.     Inability to Obtain Authority.     The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

        b.     Grants Exceeding Allotted Shares.     If the Shares covered by an Award exceeds, as of the date of grant, the number of Shares that may be issued under the Plan without additional shareholder approval, such Award shall be void with respect to such excess Covered Shares, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 9 of the Plan.

11.     Reservation of Shares.     The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

12.     Rights of Grantees.     Neither the Plan nor any Award shall confer upon an Grantee any right with respect to continuing the Grantee’s employment or service as a Consultant or Director, nor shall they interfere in any way with the Grantee’s right or the Company’s right to terminate such employment or service as a Consultant or Director at any time, with or without cause.

13.     Construction.     The Plan shall be construed under the laws of the State of Delaware, to the extent not preempted by federal law, without reference to the principles of conflict of laws.